Capital Appreciation Fund
File Number 811-3429

Question 77C


Special Shareholder Meeting of the Portfolio

Special Shareholder Meeting of the Portfolio was held on June 23 and adjourned to June 30, 2005.

There were three proposals submitted to shareholders. Proposal 1 was the approval of the investment advisory contract between the Portfolio and TAMIC. The agreement terminated as a matter of law at the closing of the MetLife Transaction. Proposal 2 was the approval of future subadvisory agreement without a shareholder vote. Proposal 3 was the election of a new member of the Board of Trustees, Elizabeth Forget, who is affiliated with MetLife.

The shareholders approved all proposals.

The following table sets forth the number of shares voted for,against and withheld as to each Proposal.

 Proposal 1
					Number of Shares

Capital Appreciation Fund

For
13,080,368.710


Against
  1,078,649.438


Withhold
  1,196,266.852


Total
15,355,285.000

Proposal 2


Capital Appreciation Fund

For
11,904,217.758


Against
  2,350,946.878


Withhold
  1,100,120.364


Total
15,355,285.000


Proposal 3

Capital Appreciation Fund

For
14,126,980.221


Against
  1,228304.779


Total
15,355,285.000